UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 19, 2011

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry of a Material Definitive Agreement and Termination of a Material Definitive Agreement.

On December 19, 2011, pursuant to an agreement dated December 16, 2011, Alphatec Holdings, Inc. (“Alphatec Holdings”), and Alphatec Spine, Inc., a California corporation and a wholly owned subsidiary of Alphatec Holdings (“Alphatec Spine”, together with Alphatec Holdings, “Alphatec”), amended its Amended and Restated Loan and Security Agreement, as amended, with Silicon Valley Bank (“SVB”) (the “Amended Loan Agreement”).

The Amended Loan Agreement consists of a $10 million term loan and a working capital line of credit that permits Alphatec to borrow up to $22 million. The actual amount available under the working capital line of credit is based on eligible accounts receivable and eligible inventory. Payments of principal plus interest on the term loan are paid in 16 equal quarterly installments. A finance charge of $100,000 that was due upon the execution of the Amended Loan Agreement was waived in exchange for the issuance of warrants to SVB to purchase 93,750 shares of Alphatec Holdings’ common stock at a price per share of $1.60. The term loan matures in October of 2015 and Alphatec will pay a prepayment penalty if the term loan is repaid prior to the maturity date. The funds from the term loan were intended to refinance a portion of the line of credit under the prior Amended Credit Facility. Interest only payments on the working capital line of credit are due monthly and the principal is due at maturity, which is in October of 2013, consistent with the prior Amended Credit Facility.

Under the Amended Loan Agreement, Alphatec is required to maintain compliance with financial covenants consisting of a quarterly minimum adjusted quick ratio, and a quarterly minimum EBITDA level, as well as a maximum annual capital expenditures limit. The minimum adjust quick ratio is defined as the sum of Alphatec’s cash held with SVB and 80% of eligible domestic accounts receivable divided by the total balance of debt owed to SVB. EBITDA, a non-GAAP term, is defined as net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation and other non-recurring income or expense items, such as in-process research and development expense and acquisition related transaction and restructuring expenses.

The Amended Loan Agreement contains customary lending and reporting covenants, which, among other things, prohibit Alphatec from assuming further debt obligations and any liens, unless otherwise permitted under the Amended Loan Agreement. Upon the occurrence of an event of default, which includes the failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, or the occurrence of an event or change which could have a material adverse effect on Alphatec, the interest to be charged pursuant to the Amended Loan Agreement shall be increased to a rate that is up to five percentage points above the rate effective immediately before the event of default, and all outstanding obligations become immediately due and payable.

The foregoing description of the material terms of the Amended Loan Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Amended Loan Agreement, which Alphatec Holdings will file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: December 23, 2011	/S/ EBUN S. GARNER, ESQ.
Ebun S. Garner, Esq. General Counsel and Senior Vice President